Exhibit 10.36

17672 N. Laurel Park Drive Suite 400E Livonia, MI 48152

[Date]

[Name]

[Address]

Re:	Tower Automotive, LLC Special Incentive Program

Dear [Name]:

I am pleased to announce that you have been selected to participate in this new cash bonus program established by the Board of Managers of Tower Automotive, LLC (“Tower”). As an employee of Tower, or one of its affiliates, you may earn a one-time cash bonus upon the occurrence of a Qualifying Event (as defined below) of Tower. The terms of the one-time cash bonus are described in this letter.

Eligibility

If Tower consummates a Qualifying Event and you meet the eligibility requirements described below, Tower will pay you a special one-time cash bonus in an amount of $[—] following the consummation of the Qualifying Event.

You will be eligible to receive the cash bonus described in this letter if you remain employed by Tower or one of its affiliates through the consummation of the Qualifying Event. You are not eligible for any portion of the cash bonus if you cease to be employed by Tower or any of its affiliates for any reason prior to the consummation of the Qualifying Event, including by reason of retirement, resignation, death, disability or involuntary termination.

Qualifying Event

A “Qualifying Event” will have occurred if Tower either (i) converts to corporate form and consummates an initial public offering of shares of common stock to the public in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended or (ii) repays its existing First Lien Senior Indebtedness in full.

The Board of Managers shall determine whether a Qualifying Event has occurred in its reasonable discretion.

17672 N. Laurel Park Drive Suite 400E Livonia, MI 48152

Payment Mechanics

The cash bonus will be payable to eligible recipients as a lump sum within thirty (30) days of the consummation of the Qualifying Event. In no event may you designate the calendar year of payment.

Other Information About Your Cash Bonus

Your cash bonus will not be considered in calculating your eligibility for (or the amount of) any other compensation or benefits, including, without limitation, bonuses, disability, life insurance, retirement benefits or contributions, severance or any other benefit or coverage.

This letter does not create a vested right to a cash bonus and nothing in this letter or any other communication, verbal or written, may be interpreted as a guarantee of a cash bonus, any bonus or other payment whatsoever to any person.

*        *        *

Please confirm your acceptance of the foregoing terms of this program by executing this letter in the place provided below. Please return this letter with your original signature to Bill Cook by April 15, 2010 and retain a copy for your records.

Any amount payable to you pursuant to this letter will be subject to applicable tax withholdings. Tower reserves the right to condition any payment pursuant to this letter upon your execution of a general release of any all claims against the Tower, and its respective members, shareholders, directors, officers and affiliates.

This letter shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

If you have any questions concerning the bonus opportunity presented by this letter, please contact me.

Regards,

Mark Malcolm,

President & CEO

Your Signature	Date